Exhibit 10.21

MANAGEMENT AGREEMENT


	This MANAGEMENT AGREEMENT (the "Agreement") is entered into this ______ day of ___________, _____, between Devon Development, Limited (hereafter referred to as "the Owner") and Sterling House Corporation (hereafter referred to as "the Agent"). This Agreement relates to activities to be performed, responsibilities to be accepted and authority to be exercised with regard to the property to be known as Sterling House of Urbana located in Urbana, Ohio (hereafter referred to as the "Project").

In consideration of the terms, conditions and covenants hereinafter set forth, the Owner and the Agent mutually agree as follows:

SECTION 101  DEFINITIONS:

As used in this Agreement the terms below shall have the following definitions unless the context otherwise requires:

101.1	"Project" shall mean the land, improvements, buildings,
appurtenances and equipment thereon described above.

101.2	"Gross Collections" shall mean all amounts actually
collected by the Agent, as tenant rents, vending and laundry machine income, income from commercial space, but excluding (i) income derived from interest on investments, (ii) discounts and dividends on insurance, and (iii) security deposits.

101.3	"Rental agreement" shall mean the form of the lender
approved agreement between the Owner and a Resident under the terms of which said Resident is entitled to enjoy possession of a dwelling unit.

101.4	"Rent" shall mean that monthly amount which a Resident is
obligated to pay the Owner pursuant to the terms of a Rental agreement.

101.5	"Resident" shall mean a person occupying a dwelling unit
in the project pursuant to a Rental agreement.

101.6	"Lender" shall mean the financial institution holding the
mortgage for the Project property.



SECTION 201  APPOINTMENT OF AGENT:

The Owner hereby appoints the Agent, and the Agent hereby accepts appointment, on the terms and conditions hereinafter provided, as exclusive management agent of the Project.

SECTION 301.  REGULATION BY LENDER

The Agent fully understands that the Owner must comply with all related rules, regulations and requirements. In performance of its duties hereunder, the Agent agrees to comply with the provisions of

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this Agreement in as far as they relate to the management activities agreed to in this document.

SECTION 401.  CONFER WITH OWNER AND LENDER

The Agent agrees to keep itself informed on the applicable Lender policies and requirements, and, notwithstanding the authority given to the Agent in this Agreement, to confer fully and freely with the Owner in the performance of its duties hereunder.

SECTION 501.  MEETING WITH OWNER AND THE AGENT

The Agent agrees to cause an officer or a supervisory employee of the Agent to attend meetings with the Owner when requested by the Owner. Owner agrees to provide an agenda for said meetings, if requested by the Agent.

SECTION 601.  PERSONNEL OF THE AGENT:

601.1	Employees of Agent.  The Agent shall hire in its own name,
the on-site Program Director and all on-site personnel, who will be responsible and report directly to the Agent. Said Program Director will perform duties on-site and compensation will be considered an expense of the Project.

	The Agent shall hire all on-site personnel necessary for the full and efficient performance of the Agent's duties under this Agreement. Such employees shall be physically present on the Project site. No less than one responsible person(s) shall be physically present at the Project at such times as may reasonably be requested by the Owner, and in any event, for not less than 24 hours per day, seven days per week. Compensation for the services of all on-site employees, including the Program Director, shall be included as operating expenses of the project.

	The Agent shall develop a staffing plan which is sensitive to resident occupancy and the level of service to be provided. The Agent will be responsible for developing and implementing orientation and training for all on-site employees including training in affirmative fair housing policies.

601.2	Employment of Residents and Contractors.  The Agent shall
operate as an equal opportunity employer in conformity with all related laws and regulations. Employment practices will not discriminate based upon sex, race, color, sexual orientation, age, creed, religion or national origin.

SECTION 701.  SERVICES OF AGENT:

701.1	Services Prior to Resident Occupancy.  Prior to occupancy
of the Project, the Agent shall:

		(i) furnish the Owner revised estimates of maintenance and operating expenses accompanied by documentation including a staffing plan and where appropriate, bids,


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contracts or comparable information for any and all items so requested by the Owner or Lender;

		(ii) develop and establish such policies and procedures as are necessary to carry out the Agent's responsibilities under this Agreement for the effective and efficient operation of the Project.
Such policies and procedures shall provide the guidelines for on-site staff in the day-to-day operation of the Project and shall include, but not be limited to, aspects of marketing (e.g., sales practices, mail list management, referral contact, affirmative fair housing practices), administration (e.g., resident application and move-in, landlord-tenant relations, rental agreements, bookkeeping, resident charges, etc.), personnel (e.g., job descriptions, hiring, evaluation, discharge, benefits, etc.), resident services (e.g., housekeeping, laundry, maintenance, food service, ancillary services, etc.), discharge plans and property management (e.g., maintenance, preventive maintenance, general repairs, etc.);

		(iii) implement marketing plan.

		(iv) retain such marketing, maintenance and managerial personnel as are necessary for the preliminary marketing and sale of units;

		(v) provide training opportunities to marketing staff including instruction in affirmative fair housing marketing practices;

		(vi) establish a bookkeeping and accounting system in accordance with requirements specified by the owner and sufficient to document operational income and expenses of the Project covered by this Agreement;

		(vii) identify start-up inventory, equipment and supplies and secure such as approved by the Owner and additionally will develop a system for ordering and protecting inventory against loss and waste; and

		(viii) provide a system for bookkeeping, including payroll, accounts payable, accounts receivable, general ledger, and petty cash, such system being designed to generate timely information regarding cash flow, as well as information necessary for Owner's financial reports, an adequate record for audit and such data as might be required by the Lender.

701.2	Structure and Warranties.  The Agent shall obtain from the
Owner a complete set of plans and specifications as approved by the Lender and insurer and copies of all guarantees and warranties pertinent to construction, fixtures and equipment. With the aid of this information and inspection by competent personnel, the Agent shall thoroughly familiarize itself with the character, location, construction, layout, plan and operation of the Project and especially of the electrical, heating,

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plumbing, air conditioning and ventilating systems, and all other mechanical equipment.

701.3	Inspection of Development.  The Agent shall participate in
the final inspection(s) of the Project to certify the readiness of the units for occupancy and shall (i) inform the Owner, the Architect and the Contractor of all defects in material and workmanship discovered within the construction warranty period; and (ii) monitor the action taken by the Contractor to correct the defects; and (iii) participate in any formal inspection held for the purpose of identifying construction defects.

701.4	Maintenance and Repairs.  The Agent shall cause the
general building interior and grounds of the Project to be maintained and repaired according to standards acceptable to the Owner, Lender and insurer. The Agent shall coordinate with the Owner responsibility for maintaining in good working order, repairing and replacing the structural aspects of the buildings, appurtenances, capital equipment, and the electrical, heating, plumbing, air conditioning and ventilating systems, and all other mechanical equipment. The Agent shall report mechanical, structural, electrical, plumbing, heating, ventilating or air conditioning problems to the Owner in a timely manner.


701.5	Preventive Maintenance.  The Agent shall coordinate with
the Owner to assure the timely accomplishment of preventive maintenance. The Agent shall cause the buildings, appurtenances, and equipment of the Project to be maintained and repaired according to written procedures and schedules. The Agent shall develop a preventive maintenance schedule including, but not limited to periodic inspections of the units; residency commencement and termination check lists; inventory control; common area maintenance; equipment monitoring; and monitoring of exterior maintenance and landscaping on a seasonal basis. The Agent will develop a schedule for routine painting and replacement as well as a budget item to fund redecorating as necessary.

701.6	Property Insurance.  The Agent will cause to be placed in
force, all forms of insurance needed to adequately protect the Owner and the Project, including, comprehensive general liability insurance, fire and extended coverage insurance, burglary and theft insurance and business income insurance. The Agent shall promptly investigate and make a full written report to the Owner within five
(5) days of receiving knowledge of any accident or claim for damage relating to the ownership, operation and maintenance of the Project, including any damage or destruction of the Project and the estimated cost of repair, and shall cooperate and make any and all reports required by any insurance company in connection therewith.

701.7	Employees.  On the basis of wage rates previously approved
by the Owner, the Agent shall investigate, hire, pay,

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supervise and discharge all administrative and general maintenance personnel.

701.8	Notice of Authority.  In addition to its authority to
manage the premises as specified herein, the Agent is authorized by the Owner to accept service of process and to receive and give receipt for notices and demands.

701.9	Service Requests of Residents.  The Agent shall maintain
businesslike relations with Residents whose service requests shall be received, considered, and recorded on a systematic, written basis to show the action taken with respect to each such request. Complaints of a serious nature and all written complaints shall, after thorough investigation, be reported to the Owner with appropriate recommendations.

	The Agent shall make provisions for delivery of services calls from Residents on a 24-hour basis.

701.10	Inspection of Units.  As part of the continuing program to
secure full performance by the Residents of all obligations and maintenance for which they are responsible, the Agent shall make an annual inspection of all dwelling units and record its findings in writing; such findings will be given to the Owner at the Owner's request.

701.11	Review of Operations.  The Agent shall permit the Lender
and insurer to conduct on-site evaluations of the performance of any or all management services which the Agent has agreed to provide as required by this Agreement. An authorized representative of the Agent shall be available during on-site evaluations. The Lender shall render to the Owner and the Agent written reports based on such evaluations. The Agent shall correct any deficiencies noted in these evaluations within 30 days of the receipt of the report from the Lender. In the event that such correction cannot be made within 30 days, the Agent shall provide the Lender with a written plan of such correction, including a timetable of proposed actions.

701.12	Collections and Delinquencies.  The Agent shall collect
and deposit in the account established pursuant to Section 1001 hereof all rents and other charges due from Residents and all rents or other payments due the Owner from lessees of other non-dwelling areas of the Project. The Agent agrees, and the Owner hereby authorizes the Agent, to request, demand, collect, receive, and give receipts for any and all charges or rents which may at any time be or become payable to the Owner. Rents and other charges shall not be accepted in cash by the Agent. The Agent agrees to take such action, including legal action, with respect to delinquencies in payments due the Owner with an itemized list of all Residents with delinquent accounts as of the tenth (10th) day of each month on or before the fifteenth (15th) day of the same month.



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701.13	Payments and Expenses.  From the funds collected and
deposited in the account established pursuant to Section 1001 hereof, the Agent shall coordinate with the Owner and cause to be disbursed regularly and punctually the following:

	(i) all of the real estate tax and insurance premium escrow payments required of the Owner, which payments shall be deemed to be part of the operating expenses of the Project;

	(ii) all of the principal and interest required to be paid to the Lender;

	(iii) all remaining operating expenses of the Project including administrative, operational, maintenance and utility expenses and vendor payables;

	(iv) all amounts required to be deposited with the Lender or its designated depository in any reserve or similar account; and

	(v) the fees arising from the Management Agreement including the fees of the Agent as provided in Section 1201.

	With the exception of payments provided in this section and payments for utilities services, the Agent shall make no disbursements in excess of $5,000 unless specifically authorized by the Owner. Provided that emergency repairs, involving manifest danger to life and property, or immediately necessary for the preservation and safety of the Project, or for the safety of the Residents, or required to avoid the suspension of any necessary services to the Project, may be made by the Agent without regard to the cost limitation imposed by this Section with the understanding that the Agent will, if at all possible, confer immediately with the Owner regarding every such expenditure, and will submit the request for the required approval promptly following the emergency. The Agent shall not incur liabilities to the Owner (direct or contingent) which, in the aggregate, will exceed at any time $5,000 or which require payment more than one year from the creation thereof, unless specifically authorized by the Owner.

701.14	Governmental Orders.  The Agent shall take such action as
may be necessary to comply promptly with any and all orders or requirements affecting the Project placed thereon by any federal, state, county or municipal authority having jurisdiction thereover, and orders of the Board of Fire underwriters or other similar bodies. The Agent shall not take any action under this Section unless the Owner so directs and shall not take action so long as the Owner is contesting or had affirmed its intention to contest any such order or requirement and promptly institutes proceedings contesting any such order or requirement. The Agent shall promptly, and in no event later than 48 hours from the time of their receipt, notify the Owner in writing of all such orders and notices of requirements.

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701.15	Utility Service and Purchases.  Subject to the approval of
the Owner and in accordance with the rules of the Lender and insurer, The Agent shall make contracts for garbage and trash removal, fuel oil, extermination, snow removal, elevator maintenance and other necessary contracted maintenance services. The Agent shall secure such equipment, tools, appliances, materials and supplies as are necessary to maintain and repair the Project properly. Payment for costs associated with these said activities and purchases will be included in the Project operating budget.
The Agent shall act at all times in the best interest of the Owner and shall be under duty to secure for and credit to the Owner any discounts, commissions or rebates obtainable as a result of the purchase.

701.16	Records and Reports.

	(i) The Agent shall establish and maintain a comprehensive system of records, books and accounts in a manner satisfactory to the Owner. All records, books and accounts will be subject to examination at reasonable hours by any authorized representative of the Owner, Lender or insurer.

	(ii) With respect to each fiscal year ending during the term of this Agreement, the Agent shall cooperate with the Owner to have an annual financial report prepared by an Accountant acceptable to the Lender, based upon the preparer's examination of the books and records of the Owner and the Agent. The report will be prepared in accordance with the Lender's requirements. Compensation for the preparer's services will be considered an operating expense of the Project.

	(iii) The Agent will prepare a semi-annual income statement which compares actual and budgeted income and expenses for the six
(6) month period and for the "year to date", and will submit each statement to the Owner and the Lender within fifteen (15) days after the end of each six
(6) month period ending June and December.

	(vi) The Agent will furnish such information (including occupancy reports) as may be requested by the Owner or the Lender from time to time with respect to the financial, physical or operational condition of the Project.

	(v) By the fifteenth (15th) day of each month, the Agent will furnish the Owner with an itemized list of all rent delinquencies as of the tenth (10th) day of the same month.

	(vi) By the fifteenth (15th) day of each month, the Agent will furnish the Owner with a statement of receipts and disbursements during the previous month, and with a schedule of accounts receivable and payable, and reconciled bank statements for the Account as of the end of the previous month.

	(vii) The Agent shall cooperate with the Owner to, execute and file all forms, reports and returns required

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by law in connection with the employment of personnel, including unemployment insurance, worker's compensation insurance, disability benefits, social security and other similar insurance, benefits and taxes now in effect or hereafter imposed.

701.17	Operating Budget.  At least sixty (60) days before the
beginning of each new fiscal year for the Project, the Agent shall prepare and submit to the Owner and the Lender an operating budget, in such form as may be prescribed by the Lender and/or is satisfactory to the Owner, setting forth an itemized statement of the anticipated receipts and disbursements for the Project.

701.18	Marketing Duties.  The Agent shall immediately assume
responsibility for all functions and services as described in the marketing plan. Such responsibilities shall include but not be limited to:

	(i) development of and due diligence of rent-up occupancy goals;

	(ii)  development of a month-by-month marketing plan;

	(iii) development of a budget for all labor and materials;

	(iv)  development of marketing policies and procedures;

	(v) concept development and production coordination for collateral materials as well as print and broadcast advertisement;

	(vi) hiring, training and supervision of employed staff and contract labor;

	(vii) informing the Owner of problems requiring adjustment to the marketing plan or goals;

	(viii) maintenance of marketing effort to stabilize occupancy once the Project is full.

	Marketing activities shall be coordinated with on-going operations once the Project is operational. Activities shall reflect a broad based effort including community networking, media use, and print pieces.

701.19	Compliance of Residents.

	(i) The Agent shall at all times during the term of this Agreement operate and maintain the Project according to the highest standards achievable. The Agent shall secure full compliance by the Residents with the terms and conditions of their respective rental agreements, rules and regulations.

	(ii) Voluntary compliance shall be emphasized, and the Agent shall counsel residents and make referrals to social service agencies in cases of financial hardship or under other circumstances deemed appropriate by the Agent, so that involuntary terminations of tenancy may be avoided to

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the maximum extent consistent with sound management of the Project.
The Agent will not, however, tolerate willful evasion of payment of rent.

	(iii) The Agent may lawfully terminate any tenancy when, in the Agent's judgement, sufficient cause occurs under the terms of the Resident's rental agreement. Statements explaining evictions shall be filed promptly with the Owner and the Lender.

	(iv) The Agent is authorized to consult with legal counsel designated by the Owner to bring actions for eviction and to execute notices to vacate and to commence appropriate judicial proceedings; provided, however, that the Agent shall keep the Owner informed of such actions and shall follow such instructions as the Owner has prescribed. Subject to the Owner's approval, costs incurred in connection with such actions shall be considered as operating expenses.

701.20	Qualification of Residents.  The Agent shall require
prospective private pay residents to complete a confidential financial statement. As a condition of tenancy, the Agent shall make use of this and other available information to determine that the prospective resident has sufficient income and assets to pay the monthly fees associated with tenancy.

701.21	Services to Residents.  The Agent shall be responsible for
the effective and efficient provision of resident services, including the maintenance of safe and clean common areas and grounds; weekly housekeeping and laundry service; periodic window washing, carpet and drapery cleaning; provision of three meals per day, seven days per week; maintenance of twenty-four hour per day emergency call system; recreational facilities and activities; centrally located mail distribution; and other contracted services as specified in the Resident's negotiated service plan.

	The Agent shall ensure that systems to deliver all resident services are in place, staff hired and trained prior to Project opening.

	Recognizing the contribution that quality makes to the successful long term marketing of the Project, the Agent shall provide services of consistently high quality, acceptable to the Residents and the Owner.


SECTION 801.  OTHER ACTS:

The Agent shall perform such other acts and deeds requested by the Owner as are reasonable, necessary and proper in the discharge of the Agent's duties under this Agreement.

SECTION 901.  LIABILITY OF AGENT:



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Everything done by the Agent under the provision of this Agreement shall be done as Agent of the Owner, and all obligations or expenses incurred thereunder shall be for the account of and on behalf of the Owner. Any payments to be made by the Agent hereunder shall be made out of such sums as are available to the Operating Receipts and Expenses Account established pursuant to Section 1001.1. The Agent shall not be obliged to make any advance to, or for the account of, the Owner or to pay any sum, except out of the funds held or provided as aforesaid, nor shall the Agent be obliged to incur any liability or obligation for the account of the Owner without assurance that the necessary funds for the discharge thereof will be provided.

SECTION 1001 BANK ACCOUNTS:

The Agent shall establish and maintain, in a bank whose deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"), and which is approved by the Owner, a separate account as Agent of the Owner for the deposit of the monies of the Owner, with authority to draw thereon for any payments to be made by the Agent to discharge any liabilities or obligations of the owner incurred in accordance with this Agreement. This account shall be carried in the name of and designated of record as "Sterling House of Urbana Receipts and Expense Account". The Agent shall also establish such other special bank accounts as may be required by the Owner or the Lender. Any and all interest which may accrue on deposits contained in any accounts established in accordance with this paragraph shall be used by the Agent to discharge any liabilities or obligations of the Owner in the same manner as the Agent uses other monies of the Owner.


SECTION 1101.  STAFF FACILITIES AT PROJECT SITE:

The Owner shall furnish the Program Director and support staff with suitable office space and office furniture on the site of the Project and with electricity, heat, water and janitorial service therein.
For all operational staff the Owner shall provide office accommodations as necessary to perform their assigned functions, as well as safe storage for appropriate personal belongings and staff dining space furnished with tables and chairs which allow staff to eat or take breaks in reasonable comfort.

SECTION 1201.  COMPENSATION OF AGENT:

The compensation which the Agent shall be entitled to receive for all Project management services performed under this Agreement shall be $1,500 per month or 7% of the gross collections of the Project which ever is greater. This fee shall be computed and paid monthly based upon Gross Collections for the preceding month. Expenses not agreed to be charged to the Project and will be borne by the Agent out of its own funds and will not be treated as an operating expense of the Project.

Bookkeeping and payroll services will be provided by the Agent at $500 per month. It is understood that the bookkeeping and payroll preparation fee may increase each year during the life of this Agreement, but in no year will that increase be more than 10% of the previous year's fee.

SECTION 1301.  NONDISCRIMINATION:


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In the performance of its obligations under this Agreement, the Agent will comply with the provisions of any federal, state, or local law prohibiting discrimination in housing on the grounds of race, color, sex, religion, national origin or handicap.

This Agreement may be terminated or suspended, in whole or in part, by the Owner upon the basis of a finding by the Owner or Lender that the Agent has not complied with nondiscrimination provisions.

SECTION 1401.  EXPIRATION AND TERMINATION:

1401.1	Expiration.  Unless sooner terminated pursuant to Section
1401.2, 1401.3, 1401.4 or 1401.5 of this Agreement, the Agreement shall be in effect from the date of execution hereof until _______________. Execution shall not be deemed complete unless and until this Agreement has been approved in writing by the Lender. This Agreement shall be renewable with the mutual consent of the Owner and the Agent.

1401.2	Termination by Mutual Consent:  This Agreement may be
terminated by the mutual written consent of the Owner and the Agent only with the prior written consent of the Lender. Owner and Agent shall submit their written request to terminate this Agreement to the Lender at least sixty (60) days prior to the date specified for termination.

1401.3	Termination by Owner for Cause:  In the event that the
Agent shall fail to perform any of its duties hereunder or comply with any of the provisions hereof, the Owner shall notify the Agent, the Lender and the insurer of the Owners intent to terminate this Agreement by delivering to the Agent written notice to remedy such default. If such default is not remedied within thirty (30) days, from the date of notice to the Agent, the Owner may, with prior written consent from the Lender and the insurer, terminate this Agreement immediately.

1401.4	Termination Because of Bankruptcy:  In the event that the
Owner or the Agent shall become insolvent, however defined; shall be dissolved; shall commit an act of bankruptcy under the United States Bankruptcy Act (as now or hereafter amended); shall file or have filed against it, voluntarily or involuntarily, a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the United States Bankruptcy Act (as now or hereafter amended); shall make an assignment for the benefit of creditors; shall procure, permit or suffer, voluntarily or involuntarily, the appointment of a receiver or trustee to take charge of any of the mortgaged property or any other property owned by the Owner or the Agent, voluntarily or involuntarily, any act, process or proceeding under any insolvency law or the statute or law providing for the modification or adjustment of the rights of creditors, either party hereto may immediately terminate this Agreement without notice to the other party provided that the Lender and the insurer have given written consent to such termination and further provided

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for that prompt notice of such action be given to the other party.

 1401.5	Termination by the Lender or the Insurer:  It is expressly
understood and agreed by and between the Owner and the Agent that the Lender or the insurer shall have the right to terminate this Agreement, with cause, on ten (10) days' written notice to the Owner and the Agent; except that in the event of a default by the Owner under its loan agreement with the Lender, the Lender shall have the right to terminate this Agreement immediately without notice, but prompt advice of such action shall be given to the Owner and the Agent. It is further understood and agreed that no liability shall attach to Lender in the event of termination of this Agreement because of a default under the loan agreement.

1401.6	Accounting Upon Termination.  Within ten (10) days after
the termination of this Agreement, the Owner and Agent shall account to each other with respect to all matters outstanding as of the date of termination. The Owner shall furnish the Agent security against any outstanding obligations or liabilities which the Agent may have incurred hereunder, and the Agent shall turn over to the Owner all records, documents or other instruments, waiting lists and any and all other files and papers in its possession pertaining to the Agent's performance under this Agreement.


SECTION 1501.  ASSIGNMENTS:

This Agreement shall inure to the benefit of and constitute a binding obligation upon the Owner and the Agent, and their respective successors and assigns, provided that the Agent cannot assign this Agreement or any of its duties hereunder without the prior written consent of the Owner and the Lender.

SECTION 1601.  AMENDMENT:

This Agreement constitutes the entire agreement between the Owner and the Agent, and no amendment or modification thereto shall be valid and enforceable except by supplemental agreement executed in writing and approved by the Owner, the Agent, the Lender and insurer.

SECTION 1701.  EXECUTION OF COUNTERPARTS:

For the convenience of the parties, this Agreement has been executed in counterpart copies, which are in all respects similar and each of which shall be deemed to be complete in itself so that any one may be introduced in evidence or used for any other purpose without the production of the other counterparts.

SECTION 1801.  MISCELLANEOUS:

Wherever used in this Agreement, the singular number shall include the plural, and the plural shall include the singular; and the use of any gender shall apply to all genders. The captions and the headings of the sections of this Agreement are for convenience only and are not to be used to interpret or define the provisions hereof.

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SECTION 1901.  WAIVER:

No waiver of a breach of any of the agreements or provisions contained in this Agreement shall be construed to be a waiver of any subsequent breach of the same or of any other provisions of this Agreement.

SECTION 2001.  SEVERABILITY:

If any clauses, sentence, section, paragraph, provision or part of this Agreement is judged to be invalid or unenforceable, such adjudication shall not affect or invalidate the remainder of this Agreement, it being understood and agreed that such invalid or unenforceable clause, sentence, paragraph, provision or part is and shall be severable from the remainder of this Agreement.

2101.  NOTICE:

Whenever any notice is required to be given herein, Notice shall be deemed to have been given when sent by certified mail to the parties to this Agreement at the following addresses:

OWNER:	Devon Development, Limited	AGENT:	Sterling House
Corporation
	609 East Water Street		453 S. Webb Road  #500
	Urbana, Ohio 43078		Wichita, KS. 67207


SECTION 2102.  EXECUTION OF AGREEMENT:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

OWNER:                                                        AGENT:

DEVON DEVELOPMENT, LIMITED        STERLING HOUSE CORPORATION
By Coventry Corporation, Manager


By__________________________
By__________________________
     Steven L. Vick, President
  Steven L. Vick, President